EXHIBIT 21

                                      SUBSIDIARIES

Owned By                                               Jurisdiction of
Registrant                                              Incorporation         Percentage
----------                                              -------------         ----------
DCA Medical Services, Inc.(1)                           Florida                  64.8%

DCA of SO. GA., LLC(2)                                  Delaware                 45.5%

DCA of Vineland, LLC(3)                                 New Jersey               52.0%

Dialysis Corporation of America                         Florida                  64.8%

Dialysis Services of NJ, Inc. -
         Manahawkin(3)                                  New Jersey               52.0%

Dialysis Services of NJ, Inc. -
         Toms River(1)*                                 New Jersey               64.8%

Dialysis Services of PA., Inc. - Carlisle(3)            Pennsylvania             52.0%

Dialysis Services of PA., Inc. - Chambersburg(3)        Pennsylvania             52.0%

Dialysis Services of PA., Inc. - Lemoyne(1)             Pennsylvania             64.8%

Dialysis Services of PA., Inc. - Wellsboro(1)           Pennsylvania             64.8%

Lytton Incorporated(4)                                  Ohio                     70.8%

Renal Services of Pa., Inc.(1)*                         Pennsylvania             64.8%

Techdyne, Inc.                                          Florida                  70.8%

Techdyne (Europe) Ltd.(4)                               Scotland                 70.8%

Techdyne (Livingston) Limited(4)                        Scotland                 70.8%
-----------------

* inactive

(1)      Owned 100% by Dialysis Corporation of America.
(2)      Owned 70% by Dialysis Corporation of America.
(3)      Owned 80% by Dialysis Corporation of America.
         Group, Inc.
(4)      Owned 100% by Techdyne, Inc.